                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM 8-K/A


                              AMENDMENT NO. FOUR


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 29, 1997



                     CRESCENT REAL ESTATE EQUITIES COMPANY
             (Exact name of Registrant as specified in its Charter)

         Texas                           1-13038                         52-1862813
(State of Organization)          (Commission File Number)   (IRS Employer Identification Number)


777 Main Street, Suite 2100
Fort Worth, Texas                                                            76102
(Address of Principal Executive                                           (Zip Code)
Offices)


                                 (817) 877-0477
             (Registrant's telephone number, including area code)

       On March 24, 1997, Crescent Real Estate Equities Company (the "Company") filed a Form 8-K dated January 29, 1997 containing a description of certain proposed transactions in Item 5 thereof and certain related financial information in Item 7 thereof. On April 9 and April 24, 1997, the Company filed Forms 8-K/A amending and restating the disclosure contained in Item 5 of the Form 8-K filed on March 24, 1997 to provide updated information. On May 23, 1997, the Company filed Form 8-K/A amending and restating the disclosure in
Item 5 of the prior Form 8-K to provide updated information and to amend and restate in its entirety the pro forma financial information contained in Item 7(b) of the Company's Form 8-K/A filed on April 24, 1997 to reflect updated information relating to the acquisition of the Carter-Crowley Portfolio (as defined herein), the proposed transaction with Magellan Health Services, Inc. ("Magellan"), the proposed spin-off of an affiliated entity, and the financing of these transactions. This Form 8-K/A amends and restates the disclosure in
Item 2 and Item 7(b) of the Company's Form 8-K/A filed on May 23, 1997 (i) to reflect the closing of the transactions effective June 17, 1997 and the effectiveness of the spin-off of the affiliated entity on June 12, 1997 and
(ii) to include financial statements for the Provider Segment of Magellan Health Services, Inc. and update certain pro forma financial information.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

        Certain matters discussed within this Form 8-K/A are forward-looking statements within the meaning of the federal securities laws. Although Crescent Real Estate Equities Company ("Crescent Equities" and, collectively with its subsidiaries, the "Company"), which operates as a real estate investment trust (a "REIT") for federal income tax purposes, believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that these expectations will be realized. Factors that could cause actual results to differ materially from current expectations include the failure of pending investments to close, changes in general economic conditions, changes in local real estate conditions, changes in industries in which the Company's principal tenants compete, the failure to timely lease unoccupied square footage, the failure to timely re-lease occupied square footage upon expiration of leases, the inability to generate sufficient revenues to meet debt service payments and operating expenses, the unavailability of equity and debt financing and other risks described in this Form 8-K/A.


FORMATION AND CAPITALIZATION OF CRESCENT OPERATING AND SPIN-OFF



        In April 1997, the Company established a new Delaware corporation, Crescent Operating, Inc. ("Crescent Operating"), to become a lessee and operator of various assets and to perform an agreement (the "Intercompany Agreement") between Crescent Operating and Crescent Real Estate Equities Limited Partnership, which is the operating partnership of Crescent Equities (the "Operating Partnership"), pursuant to which each has agreed to provide the other with rights to participate in certain transactions. Crescent Operating's certificate of incorporation, as amended and restated, generally prohibits Crescent Operating, for so long as the intercompany agreement remains in effect, from engaging in activities or making investments that a REIT could make, unless the Operating Partnership was first given the opportunity but elected not to pursue such activities or investments.



        In connection with the formation and capitalization of Crescent Operating, the Company provided or made available to Crescent Operating approximately $50.0 million in the form of cash contributions and loans to be used by Crescent Operating to acquire certain assets described below. The Company also made available to Crescent Operating a line of credit in the amount of $20.4 million to be used by Crescent Operating to fulfill certain ongoing obligations associated with these assets.



        On June 12, 1997, the distribution through a spin-off of all of the outstanding common stock of Crescent Operating became effective. The distribution was made to those persons who were limited partners of the Operating Partnership or shareholders of Crescent Equities on May 30, 1997, on the basis of one share of common stock of Crescent Operating for every five units of limited partner interest in the Operating Partnership held on that date and one share of common stock of Crescent Operating for every ten common shares of beneficial interest of Crescent Equities held on that date. The mailing of the shares and account statements representing the ownership of common stock of Crescent Operating occurred on June 26, 1997.



        The distribution of Crescent Operating common stock is designed to provide the shareholders of Crescent Equities and the limited partners of the Operating Partnership who retain both their interest in Crescent Equities or the Operating Partnership and their interest in Crescent Operating with the ability to benefit from both the real estate operations of Crescent Equities and the business operations of Crescent Operating.




        As a result of the spin-off of Crescent Operating, Crescent Operating became a public company. The shares of Crescent Operating were accepted for quotation on the OTC Bulletin Board and began trading on a when-issued basis on June 13, 1997.

MAGELLAN TRANSACTION


     On January 29, 1997, the Company entered into an agreement with Magellan to acquire substantially all of the real estate assets of Magellan's domestic hospital provider business as then owned and operated by a wholly owned subsidiary of Magellan. The Magellan transaction involves various components, certain of which relate to the Company and certain of which relate to Crescent Operating. Closing of the transactions occurred on June 17, 1997.



     The total purchase price for the assets acquired in the Magellan transaction was approximately $417.2 million. Of this amount, the Company paid approximately $387.2 million for the acquisition of approximately 90 behavioral healthcare facilities (the "Magellan Facilities") and $12.5 million for the acquisition of certain warrants to purchase shares of common stock of Magellan, and Crescent Operating paid $5.0 million for its interest in Charter Behavioral Health Systems, LLC, a limited liability company ("CBHS") and $12.5 million for the acquisition of certain warrants to purchase shares of common stock of Magellan. CBHS is owned 50% by Crescent Operating and 50% by a wholly owned subsidiary of Magellan, subject to potential dilution of each by up to 5% in connection with future incentive compensation of management of CBHS.



     The principal component of the transaction is the Company's acquisition of the Magellan Facilities, which are leased to CBHS, and the subsidiaries of CBHS, under a triple-net lease. The lease requires the payment of annual minimum rent in the amount of $41.7 million, increasing in each subsequent year during the 12-year term at a 5% compounded annual rate. The lease provides for four, five-year renewal options. All maintenance and capital improvement costs will be the responsibility of CBHS during the term of the lease. In addition, CBHS will pay annually an additional $20 million under the lease, at least $10 million of which must be used, as directed by CBHS, for capital expenditures each year and up to $10 million of which may be used, if requested by CBHS, to cover capital expenditures, property taxes, insurance premiums and franchise fees. CBHS's failure to pay the additional $20 million is not a default under the lease unless the Company has expended funds for capital expenditures, property taxes, insurance premiums or franchise fees. In connection with the Magellan transaction, the Company also acquired warrants to purchase 1,283,311 shares of common stock of Magellan, at an exercise price of $30.00 per share, with such warrants exercisable, in increments, during the period from June 17, 1998 through June 17, 2009.



     In connection with the closing of the Magellan transaction, Crescent Operating acquired its interest in CBHS and certain warrants to purchase shares of common stock of Magellan in exchange for an initial payment of $17.5 million, with an additional $2.5 million paid to CBHS within five days following the closing. Magellan, through its wholly owned subsidiary, acquired its interest in CBHS in exchange for the contribution of certain assets, with an additional $2.5 million paid to CBHS in cash at the closing. In addition, each of Crescent Operating and Magellan, through its wholly owned subsidiary, agreed to lend to CBHS, upon request by Magellan during the five years following the closing, up to an aggregate of $17.5 million. Magellan also agreed to provide funding to its wholly owned subsidiary if required for its wholly owned subsidiary to meet its loan obligation. Any such loans will bear interest at the rate of 10% per annum and have a term of five years. CBHS, as lessee of the Magellan Facilities, will be responsible for operating the Magellan Facilities. CBHS will derive assistance in its role as operator of the Magellan Facilities through a franchise arrangement with an initial term of 12 years (subject to four, five-year renewal options) entered into between CBHS (and its subsidiaries), as franchisees, and Magellan and a wholly owned subsidiary of Magellan (collectively, the "Franchisor"), as franchisor. Pursuant to the franchise arrangement, the Franchisor will provide to CBHS and its subsidiaries certain services necessary or desirable for the operation of the business to be conducted at the Magellan Facilities (including the provision of policies, procedures and protocols for operation of the Magellan Facilities and of a toll-free patient referral number) in exchange for an annual franchise fee of $78.3 million plus the greater of annual cost-of-living adjustments or a percentage of CBHS's gross revenues, as defined in the franchise agreement. The payment by CBHS to the Franchisor of the annual franchise fee will be subordinated to the payment by CBHS to the Company of annual minimum rent. In addition, the Franchisor will not have the right to terminate the franchise agreement due to the nonpayment of the franchise fee as a result of the subordination of the franchise fee to the annual minimum rent. In connection with the Magellan transaction, Crescent Operating also acquired, warrants to purchase 1,283,311 shares of common stock of Magellan. These warrants have the same terms as the warrants purchased by the Company from Magellan. In addition, Crescent Operating issued to Magellan warrants to purchase up to 282,508 shares of its common stock outstanding (representing approximately 2.5% of its then-outstanding common stock plus the warrant shares), with such warrants exercisable only in the same proportion as the Company and Crescent Operating, in the aggregate, exercise their warrants to purchase common stock of Magellan.

STRUCTURE OF CRESCENT OPERATING AND CERTAIN RELATIONSHIPS


   Intercompany Agreement. Under the Intercompany Agreement entered into by Crescent Operating and the Operating Partnership, Crescent Operating has agreed not to acquire or make (i) investments in real estate which, for purposes of the Intercompany Agreement, includes the provision of services related to real estate and investment in hotel properties, real estate mortgages, real estate derivatives or entities that invest in real estate assets or (ii) any other investments that may be structured in a manner that qualifies under the federal income tax requirements applicable to REITs unless it has provided written notice to the Operating Partnership of the material terms and conditions of the acquisition or investment opportunity, and the Operating Partnership has determined not to pursue such acquisitions or investments. In addition, Crescent Operating has agreed to assist the Operating Partnership in structuring and consummating any such acquisition or investment which the Operating Partnership elects to pursue, on terms determined by the Operating Partnership. Further, Crescent Operating has agreed to notify the Operating Partnership of, and make available to the Operating Partnership, investment opportunities developed by Crescent Operating or of which Crescent Operating becomes aware but is unable or unwilling to pursue.



   The Intercompany Agreement also provides, subject to certain terms, that the Operating Partnership will provide Crescent Operating with a right of first refusal to become the lessee of any real property acquired by the Operating Partnership if the Operating Partnership determines that, consistent with Crescent Equities' status as a REIT, it is required to enter into a "master" lease arrangement, provided that Crescent Operating and the Operating Partnership negotiate a mutually satisfactory lease arrangement and the Operating Partnership determines, in its sole discretion, that Crescent Operating is qualified to be the lessee. It is also anticipated that Crescent Operating will enter into negotiations with the lessees of certain hotel properties to acquire the rights of such lessees. No such negotiations are currently ongoing, however, and there is no assurance that any such agreements will be reached.



   Management and Management Relationships. Messrs. Richard E. Rainwater, John
C. Goff and Gerald W. Haddock hold the same offices with Crescent Operating that they currently hold with the Company. In addition the board of directors of Crescent Operating consists of seven members, five of whom (including Messrs. Rainwater, Goff and Haddock) are currently trust managers of the Company and two of whom are persons who are not be affiliated with the Company. Although each of Messrs. Rainwater, Goff and Haddock is committed to the success of Crescent Operating, they are also committed to the success of Crescent Equities. None of Mr. Rainwater, Mr. Goff or Mr. Haddock is committed to spending a particular amount of time on Crescent Operating's affairs, nor will any of them devote his full time to Crescent Operating.


   Officers and directors of a corporation owe fiduciary duties to the stockholders of that corporation. There is a risk that the common membership of management and members of the Boards of Crescent Operating and Crescent Equities will lead to conflicts of interests in connection with transactions between the two companies. Crescent Operating was formed with specific purpose clauses in an effort to avoid conflicts of interest issues by identifying at the outset which types of opportunities will be pursued by each company. These clauses provide that Crescent Operating's purposes include performing the intercompany agreement and refraining from pursuing REIT-suitable opportunities, until Crescent Equities has been offered, and has declined, the opportunities.


   Certain Relationships with Magellan. Messrs. Rainwater, Goff and Haddock and Mr. Rainwater's children own shares of Magellan common stock and warrants to acquire shares of Magellan common stock. Mr. Rainwater, either directly or indirectly, owns approximately 2,474,000 shares, and warrants to acquire 1,237,000 shares, of Magellan common stock. Mr. Rainwater's children, either directly or indirectly, own approximately 320,000 shares, and warrants to acquire 160,000 shares, of Magellan common stock. Messrs. Goff and Haddock each own, directly or indirectly, approximately 57,000 shares, and warrants to acquire 28,000 shares, of Magellan common stock.



   The warrants entitle the warrant holders to purchase, at any time until the January 25, 2000 expiration date, up to 2,000,000 shares of Magellan common stock at a purchase price of $26.15 per share. Agreements executed in connection with the acquisition of the warrants (the "Private Placement") provide, among other things, for the adjustment of the number of shares of Magellan common stock that can be purchased under the warrants and the purchase price, respectively, for certain dilutive events, for registration rights for shares, including the shares of Magellan common stock underlying the warrants, which registration rights have been exercised, and for a variety of other customary provisions, including, without limitation, certain restrictions on the private sale of such shares, certain preemptive rights to acquire additional securities issued by Magellan for cash in a private placement transaction (which have been waived to the extent they may apply to the Magellan transaction), and standstill covenants restricting the purchase of additional shares of Magellan common stock by Mr. Rainwater and his affiliates in certain circumstances.



   Darla D. Moore is married to Mr. Rainwater and is a director of Magellan.
As part of the arrangements pursuant to which Mr. Rainwater acquired securities of Magellan, Mr. Rainwater has the right to designate a nominee acceptable to Magellan for election as a director of Magellan for so long as Mr. Rainwater and his affiliates (collectively, the "Rainwater Group") continue to own beneficially a specified minimum number of shares of Magellan common stock. A limited partnership of which a corporation owned by Mr. Rainwater is the sole general partner proposed Ms. Moore as its nominee for director, and Ms. Moore was elected a director by the Magellan Board on February 22, 1996.



   As part of the Private Placement, Magellan agreed (i) to pay a transaction fee of $150,000; (ii) to reimburse certain expenses of Rainwater, Inc. in connection with the Private Placement; (iii) to pay the Rainwater
Group an annual monitoring fee of $75,000 commencing on March 31, 1996; and
(iv) to reimburse the Rainwater Group for reasonable fees and expenses (up to a maximum of $25,000 annually) incurred in connection with its ownership of Magellan common stock and the warrants. Magellan also agreed to reimburse the Rainwater Group in the future for one additional filing under the Hart-Scott Rodino Anti-Trust Improvements Act of 1976 if such a filing is required in connection with an exercise of the warrants.


   From January 25, 1996 through December 31, 1996, Magellan paid to the Rainwater Group under the Private Placement an aggregate of $306,344, consisting of a transaction fee of $150,000, expense reimbursement in connection with the Private Placement of $86,156, and monitoring fees and expenses of $70,188. These amounts exclude directors' fees and expense reimbursement paid to Ms. Moore in her capacity as a director of Magellan.

EFFECT OF CONSUMMATION OF TRANSACTIONS


   General. As a result of the completion of the spin-off effective June 12, 1997, the Company and Crescent Operating exist as separate public companies. The Company and Crescent Operating consummated the Magellan transactions on June
17, 1997 and acquired the Carter-Crowley Portfolio on May 9, 1997, as described herein.



   The Company has purchased approximately $706.0 million of assets, consisting primarily of the 90 Magellan Facilities and the warrants to purchase 1,283,311 shares of Magellan common stock and the 14 office properties included in the Carter-Crowley Office Portfolio and acquired by the Company on May 9, 1997. These assets also include approximately 1,216 acres of commercially zoned, undeveloped land located in the Dallas/Fort Worth metropolitan area, two multifamily residential properties located in the Dallas/Fort Worth metropolitan area and secured and unsecured promissory notes relating primarily to the Dallas Mavericks, all of which the Company purchased on May 9, 1997. Thany has funded these acquisitions (as well as its obligations to Crescent Operating, as described below) through proceeds of two public offerings of its Common Shares (as described below) and through additional borrowings under new or existing financing arrangements. In April and May, 1997, the Company completed two public offerings of 24,150,000 and 500,000 Common Shares, respectively, through prospectus supplements to its existing shelf registration statement. Net proceeds from the offerings were approximately $593.5 million. The Company used the net proceeds from the offerings and approximately $464.7 million from additional borrowing (i) to fund approximately $30.0 million in connection with the formation and capitalization of Crescent Operating, (ii) to reduce, by approximately $281.0 million, amounts outstanding under certain debt instruments, (iii) to fund approximately $306.3 million of the purchase price of the Carter-Crowley Portfolio acquired by the Company and (iv) to fund the commitments of the Company and Crescent Operating related to the Magellan transaction totaling approximately $419.7 million, including $2.5 million that was paid within five days following closing. The remaining approximately $21.2 million has been or will be used for working capital purposes.



     Crescent Operating. Crescent Operating is a public company, the securities of which initially were owned by the shareholders of the Company and the limited partners of the Operating Partnership on May 30, 1997, the record date for the spin-off. The assets of Crescent Operating were acquired by Crescent Operating utilizing cash contributions of approximately $14.1 million and loans of approximately $35.9 million provided to Crescent Operating by the Company. Crescent Operating used approximately $26.0 million of these funds to acquire an approximately 12% limited partner interest in the limited partnership that owns the Dallas Mavericks, an approximately 1% interest in a private venture capital fund and 100% of a construction equipment sales, leasing and services company and also used approximately $7.5 million of these funds primarily to acquire a 50% interest in CBHS and approximately $12.5 million to acquire warrants to purchase 1,283,311 shares of Magellan common stock. The approximately $4.0 million of these remaining funds have been used to fund certain obligations to purchase construction equipment of the construction equipment sales, leasing and servicing company acquired from Carter-Crowley. In addition, Crescent Operating will have available to it approximately $20.4 million under a line of credit from the Company to fulfill certain ongoing obligations associated with these assets.



    As of June 11, 1997, Crescent Operating sold, for approximately $12.55 million, the limited partner interest in the partnership that owns the Dallas Mavericks to DBL Holdings, Inc., a newly formed corporation wholly owned by the Operating Partnership. In connection with the formation of DBL Holdings, Inc., the Operating Partnership acquired all of the voting and non-voting common stock of DBL Holdings, Inc. for an aggregate purchase price of approximately $2.5 million. In addition, the Operating Partnership loaned DBL Holdings, Inc. approximately $10.1 million. DBL Holdings, Inc. used these funds, together with the Operating Partnership's equity contribution, to acquire the interest in the partnership that owned the interest in the Dallas Mavericks. Crescent Operating used the proceeds of the sale of the interest (i) to pay all accrued interest under the loan from the Operating Partnership, in the amount of approximately $.2 million, (ii) to make a payment of principal under the loan from the Operating Partnership of approximately $9.9 million, and (iii) to pay a dividend to its sole stockholder, the Operating Partnership, of approximately $2.4 million.



    On June 27, 1997, the Operating Partnership sold (at its aggregate original cost of $126,000) one-half of the voting capital stock of DBL Holdings, Inc. to each of Gerald W. Haddock, the President and Chief Executive Officer of Crescent Equities, and Crescent Operating, and John C. Goff, the Vice Chairman of Crescent Equities and Crescent Operating. The Operating Partnership has retained ownership of all of the non-voting capital stock of DBL Holdings, Inc., which represents 95% of the outstanding equity of that corporation.



    The pro forma financial information reflects the completion of the Magellan transactions, the spin-off and the acquisition of the Carter-Crowley Portfolio.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


    (a)  FINANCIAL STATEMENTS UNDER RULE 3-05 OF REGULATION S-X

         Provider Segment of Magellan Health Services, Inc.

         Report of Independent Public Accountants.

         Combined Balance Sheets as of September 30, 1995 and 1996 (audited) and March 31, 1997 (unaudited).

         Combined Statements of Operations for the years ended
         September 30, 1994, 1995 and 1996 (audited) and the six months ended March 31, 1996 and 1997 (unaudited).

         Combined Statements of Changes in Stockholder's Deficit for the years ended September 30, 1994, 1995 and 1996
         (audited) and the six months ended March 31, 1996 and 1997 (unaudited).

         Combined Statements of Cash Flows for the years ended
         September 30, 1994, 1995 and 1996 (audited) and the six months ended March 31, 1996 and 1997 (unaudited).

         Notes to Combined Financial Statements.


    (b)  PRO FORMA FINANCIAL INFORMATION

         Pro Forma Consolidated Balance Sheet as of March 31, 1997 (unaudited) and notes thereto.

         Pro Forma Consolidated Statement of Operations for the Three Months ended March 31, 1997 (unaudited) and notes thereto.

         Pro Forma Consolidated Statement of Operations for the Year ended December 31, 1996 (unaudited) and notes thereto.

    (c)  EXHIBITS

         The following is a list of all exhibits filed as a part of this Form 8-K.


     EXHIBIT NO.      DESCRIPTION OF EXHIBIT
     -----------      ----------------------
        23.01         Consent of Arthur Andersen LLP, Independent Public
                      Accountants, dated July 1, 1997 (filed herewith).

                                   SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  July 2, 1997             CRESCENT REAL ESTATE EQUITIES COMPANY




                                  By:   /s/ DALLAS E. LUCAS
                                        --------------------------------
                                        Dallas E. Lucas
                                        Senior Vice President and
                                        Chief Financial Officer

                          INDEX TO FINANCIAL STATEMENTS



Provider Segment of Magellan Health Services, Inc.

       Report of Independent Public Accountants ...................................................   F-2

       Combined Balance Sheets as of September 30, 1995 and 1996 (audited) and
         March 31, 1997 (unaudited) ...............................................................   F-3

       Combined Statements of Operations for the years ended September 30, 1994, 1995 and 1996
         (audited) and the six months ended March 31, 1996 and 1997 (unaudited)....................   F-5

       Combined Statements of Changes in Stockholder's Deficit for the years ended September 30,
         1994, 1995 and 1996 (audited) and the six months ended March 31, 1996
         and 1997 (unaudited) .....................................................................   F-6

       Combined Statements of Cash Flows for the years ended September 30, 1994, 1995 and 1996
         (audited) and the six months ended March 31, 1996 and 1997 (unaudited)  ..................   F-7

       Notes to Combined Financial Statements......................................................   F-8

PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

       Pro Forma Consolidated Balance Sheet as of March 31, 1997 and notes thereto ................   F-20

       Pro Forma Consolidated Statement of Operations for the Three Months Ended March 31, 1997
       and notes thereto ..........................................................................   F-22

       Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 1996 and
       notes thereto ..............................................................................   F-25


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Magellan Health Services, Inc:

     We have audited the accompanying combined balance sheets of the Provider Segment (the "Company") of Magellan Health Services, Inc., a Delaware corporation, as of September 30, 1995 and 1996, and the related combined statements of operations, changes in stockholder's deficit and cash flows for each of the three years in the period ended September 30, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Provider Segment of Magellan Health Services, Inc. as of September 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Atlanta, Georgia
November 7, 1996

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                               SEPTEMBER 30,
                                                           ----------------------     MARCH 31,
                                                             1995         1996          1997
                                                           ---------    ---------    -----------
                                                           (AUDITED)    (AUDITED)    (UNAUDITED)
Current Assets:
  Cash, including cash equivalents of $60,234 in 1995 and
     $20,999 in 1996 at cost which approximates market
     value...............................................  $ 103,735    $  71,822         66,151
  Accounts receivable, less allowance for doubtful
     accounts of $47,851 in 1995 and $48,299 in 1996.....    170,728      148,805        145,296
  Supplies...............................................      5,768        4,753          4,465
  Other current assets...................................     13,064       20,120         20,074
                                                           ---------    ---------      ---------
          Total Current Assets...........................    293,295      245,500        235,986
Assets restricted for settlement of unpaid claims and
  other long-term liabilities............................     94,138      105,303         96,402
Property and Equipment:
  Land...................................................     88,019       83,431         82,705
  Buildings and improvements.............................    377,169      388,821        393,812
  Equipment..............................................    107,681      122,927        126,549
                                                           ---------    ---------      ---------
                                                             572,869      595,179        603,066
  Accumulated depreciation...............................    (89,046)    (118,937)      (132,806)
                                                           ---------    ---------      ---------
                                                             483,823      476,242        470,260
  Construction in progress...............................      2,902        1,879          2,573
                                                           ---------    ---------      ---------
          Total Property and Equipment...................    486,725      478,121        472,833
Other Long-Term Assets...................................     36,846       34,923         28,859
Goodwill, net of accumulated amortization of $944 in 1995
  and $1,147 in 1996.....................................     18,208       18,800         18,373
Other Intangible Assets, net of accumulated amortization
  of $1,362 in 1995 and $2,958 in 1996...................      5,394        6,258          6,370
                                                           ---------    ---------      ---------
                                                           $ 934,606    $ 888,905      $ 858,823
                                                           =========    =========      =========

The accompanying Notes to Combined Financial Statements are an integral part of these balance sheets.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                     LIABILITIES AND STOCKHOLDER'S DEFICIT

                                                               SEPTEMBER 30,
                                                           ----------------------     MARCH 31,
                                                             1995         1996          1997
                                                           ---------    ---------    -----------
                                                           (AUDITED)    (AUDITED)    (UNAUDITED)
Current Liabilities:
  Accounts payable.......................................  $  69,726    $  61,685     $  56,154
  Accrued liabilities....................................    116,380      117,214        88,714
  Current maturities of long-term debt and capital lease
     obligations.........................................      2,799        2,751         2,845
                                                           ---------    ---------     ---------
          Total Current Liabilities......................    188,905      181,650       147,713
Long-Term Debt and Capital Lease Obligations.............     77,111       73,620        72,380
Reserve for Unpaid Claims................................    100,125       73,040        62,316
Deferred Credits and Other Long-Term Liabilities.........     34,455       36,506        20,925
Minority Interest........................................      7,486       21,421        21,947
Due to Parent............................................    666,349      619,556       637,555
Commitments and Contingencies
Stockholder's Deficit:
  Accumulated deficit....................................   (139,003)    (114,906)     (101,065)
  Cumulative foreign currency adjustments................       (822)      (1,982)       (2,948)
                                                           ---------    ---------     ---------
                                                            (139,825)    (116,888)     (104,013)
                                                           ---------    ---------     ---------
                                                           $ 934,606    $ 888,905     $ 858,823
                                                           =========    =========     =========

The accompanying Notes to Combined Financial Statements are an integral part of these balance sheets.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                SIX MONTHS ENDED
                                           YEAR ENDED SEPTEMBER 30,                 MARCH 31,
                                      -----------------------------------   -------------------------
                                        1994         1995         1996         1996          1997
                                      ---------   ----------   ----------   -----------   -----------
                                      (AUDITED)   (AUDITED)    (AUDITED)    (UNAUDITED)   (UNAUDITED)
Net revenue.........................  $904,646    $1,106,975   $1,044,345    $538,119      $479,289
                                      --------    ----------   ----------    --------      --------
Costs and expenses
  Salaries, supplies and other
     operating expenses.............   661,436       825,468      800,912     406,471       372,201
  Bad debt expense..................    70,623        91,652       79,930      41,381        35,055
  Depreciation and amortization.....    28,354        36,029       37,108      18,720        18,566
  Amortization of reorganization
     value in excess of amounts
     allocable to identifiable
     assets.........................    31,200        26,000           --          --            --
  Interest, unaffiliated............     6,364         5,421        5,492       2,872         2,483
  Allocated interest, net from
     Parent.........................    33,030        48,756       42,123      19,115        24,321
  ESOP expense......................    49,197        73,527           --          --            --
  Stock option expense (credit).....    10,614          (467)         914       1,414         1,433
  Unusual items.....................    71,287        57,437       37,271          --         1,395
                                      --------    ----------   ----------    --------      --------
                                       962,105     1,163,823    1,003,750     489,973       455,454
                                      --------    ----------   ----------    --------      --------
Income (loss) before income taxes
  and minority interest.............   (57,459)      (56,848)      40,595      48,146        23,835
Provision for (benefit from) income
  taxes.............................   (10,504)      (12,934)      14,883      18,920         8,886
                                      --------    ----------   ----------    --------      --------
Income (loss) before minority
  interest..........................   (46,955)      (43,914)      25,712      29,226        14,949
Minority interest...................        48           340        1,615       1,476         1,108
                                      --------    ----------   ----------    --------      --------
Net income (loss)...................  $(47,003)   $  (44,254)  $   24,097    $ 27,750      $ 13,841
                                      ========    ==========   ==========    ========      ========

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

            COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT
                                 (IN THOUSANDS)

                                                                               SIX MONTHS ENDED
                                           YEAR ENDED SEPTEMBER 30,                MARCH 31,
                                       ---------------------------------   -------------------------
                                         1994        1995        1996         1996          1997
                                       ---------   ---------   ---------   -----------   -----------
                                       (AUDITED)   (AUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)
Accumulated Deficit:
  Balance, beginning of period.......  $(47,746)   $ (94,749)  $(139,003)   $(139,003)    $(114,906)
  Net income (loss)..................   (47,003)     (44,254)     24,097       27,750        13,841
                                       --------    ---------   ---------    ---------     ---------
  Balance, end of period.............   (94,749)    (139,003)   (114,906)    (111,253)     (101,065)
                                       --------    ---------   ---------    ---------     ---------
Cumulative Foreign Currency
  Adjustments:
  Balance, beginning of period.......    (4,660)      (2,454)       (822)        (822)       (1,982)
  Foreign currency translation gain
     (loss)..........................     2,206        1,632      (1,160)      (1,045)         (966)
                                       --------    ---------   ---------    ---------     ---------
  Balance, end of period.............    (2,454)        (822)     (1,982)      (1,867)       (2,948)
                                       --------    ---------   ---------    ---------     ---------
Total Stockholder's Deficit..........  $(97,203)   $(139,825)  $(116,888)   $(113,120)    $(104,013)
                                       ========    =========   =========    =========     =========

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                SIX MONTHS ENDED
                                                            YEAR ENDED SEPTEMBER 30,                MARCH 31,
                                                        ---------------------------------   -------------------------
                                                          1994        1995        1996         1996          1997
                                                        ---------   ---------   ---------   -----------   -----------
                                                        (AUDITED)   (AUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)
Cash Flows From Operating Activities
  Net income (loss)...................................  $(47,003)   $(44,254)   $ 24,097     $ 27,750      $ 13,841
                                                        --------    --------    --------     --------      --------
    Adjustments to reconcile net income (loss) to net
      cash provided by (used in) operating activities:
      Gain on sale of assets..........................        --      (2,961)     (1,697)        (138)       (3,302)
      Depreciation and amortization...................    59,554      62,029      37,108       18,720        18,566
      Non-cash portion of unusual items...............    70,207      45,773      31,206           --            --
      ESOP expense....................................    49,197      73,527          --           --            --
      Stock option expense (credit)...................    10,614        (467)        914        1,414         1,433
      Non-cash interest expense.......................     2,005       2,735       2,424        1,202           882
      Cash flows from changes in assets and
        liabilities, net of effects from sales and
        acquisitions of businesses:
          Accounts receivable, net....................    (7,533)      9,451      22,905       (8,828)        3,509
          Other current assets........................     4,563       8,273         575       (2,848)          667
          Other long-term assets......................     2,860      (5,726)      5,496        5,886        (3,350)
          Accounts payable and accrued liabilities....     2,683     (15,192)    (16,917)     (12,567)      (31,536)
          Reserve for unpaid claims...................     1,215      (5,885)    (29,985)     (10,625)      (13,694)
          Other liabilities...........................    (8,249)    (21,127)    (18,968)      (5,669)      (15,179)
          Minority interest, net of dividends paid....        80          22       1,596        1,887         1,593
          Due to Parent --  interest and income
            taxes.....................................   (42,459)    (11,966)     19,618       11,741         6,402
          Other.......................................       613         285       1,022          121        (1,063)
                                                        --------    --------    --------     --------      --------
          Total adjustments...........................   145,350     138,771      55,297          296       (35,072)
                                                        --------    --------    --------     --------      --------
            Net cash provided by (used in) operating
              activities..............................    98,347      94,517      79,394       28,046       (21,231)
                                                        --------    --------    --------     --------      --------
Cash Flows From Investing Activities
  Capital expenditures................................   (14,626)    (19,354)    (30,978)     (10,403)       (9,463)
  Acquisitions of businesses, net of cash acquired....  (130,550)    (62,125)       (235)        (256)       (6,998)
  Decrease (increase) in assets restricted for
    settlement of unpaid claims and other long-term
    liabilities.......................................     7,076     (19,606)    (17,732)      (6,070)        8,626
  Proceeds from sale of assets........................    16,584       5,879       5,098          503        10,386
  Investment in Parent................................        --      (4,736)         --           --            --
  Other...............................................        --      (1,050)         --           --            --
                                                        --------    --------    --------     --------      --------
            Net cash provided by (used in) investing
              activities..............................  (121,516)   (100,992)    (43,847)     (16,226)        2,551
                                                        --------    --------    --------     --------      --------
Cash Flows From Financing Activities
  Change in Due to Parent.............................    86,612     (16,970)    (62,625)     (30,443)       14,718
  Payments on debt and capital lease obligations......   (19,842)     (2,423)     (4,835)      (2,037)       (1,709)
                                                        --------    --------    --------     --------      --------
            Net cash provided by (used in) financing
              activities..............................    66,770     (19,393)    (67,460)     (32,480)       13,009
                                                        --------    --------    --------     --------      --------
Net increase (decrease) in cash and cash
  equivalents.........................................    43,601     (25,868)    (31,913)     (20,660)       (5,671)
Cash and cash equivalents at beginning of period......    86,002     129,603     103,735      103,735        71,822
                                                        --------    --------    --------     --------      --------
Cash and cash equivalents at end of period............  $129,603    $103,735    $ 71,822     $ 83,075      $ 66,151
                                                        ========    ========    ========     ========      ========

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
    (ALL REFERENCES TO MARCH 31, 1996 AND 1997 FINANCIAL DATA ARE UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The combined financial statements of the Provider Segment of Magellan Health Services, Inc. ("CBHS" or the "Company") include the accounts of the Company and its subsidiaries except where control is temporary or does not rest with the Company. All significant intercompany accounts and transactions have been eliminated in combination. The accompanying unaudited combined financial statements for the six months ended March 31, 1996 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. Magellan Health Services, Inc. ("Magellan" or "Parent") is an integrated behavioral healthcare company providing behavioral healthcare services in the United States, the United Kingdom and Switzerland. Magellan operates through three principal subsidiaries engaging in (i) the provider business, (ii) the managed care business and (iii) the public sector business.

     The Company utilizes certain Parent systems and services ("Magellan Overhead"), including, but not limited to, risk management, computer systems, auditing, third-party reimbursement and treasury. The Company procures insurance ("Insurance") for professional liability claims, worker's compensation claims and general matters through the Parent. The assets, liabilities and operating expenses for Magellan Overhead and Insurance are included in the combined financial statements of the Company. The combined financial statements of CBHS have been prepared in connection with the sale of certain CBHS assets and related transactions, which are more fully described in Note 2.

     The combined financial statements present the historical combined financial position, results of operations and cash flows of CBHS and, as a result, include certain assets, liabilities, operations and personnel that will not be included in the transactions described below in Note 2.

     On June 2, 1992, Magellan filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. The prepackaged plan of reorganization (the "Plan") effected a restructuring of Magellan's debt and equity capitalization. Magellan's Plan was confirmed on July 8, 1992, and became effective on July 21, 1992 (effective on July 31, 1992 for financial reporting purposes). The combined financial statements for all periods are presented for the Company after the consummation of the Plan. These financial statements were prepared under the principles of fresh start accounting. (See Note 4.)

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NET REVENUE

     Net revenue is based on established billing rates, less estimated allowances for patients covered by Medicare and other contractual reimbursement programs and discounts from established billing rates. Amounts received by the Company for treatment of patients covered by Medicare and other contractual reimbursement programs, which may be based on cost of services provided or predetermined rates, are generally less than the established billing rates of the Company's hospitals. Final determination of amounts earned under contractual reimbursement programs is subject to review and audit by the applicable agencies. Net revenue for fiscal 1994, 1995 and 1996 included $32.1 million, $35.6 million and $28.3 million,

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

respectively, for the settlement and adjustment of reimbursement issues related to earlier fiscal periods. Net revenue for the six months ended March 31, 1996 and 1997 (unaudited) includes $11.1 million and $13.8 million, respectively for the settlement and adjustment of reimbursement issues related to earlier fiscal periods. Management believes that adequate provision has been made for any adjustments that may result from such reviews.

ADVERTISING COSTS

     The production costs of advertising are expensed as incurred. The Company does not consider any of its advertising costs to be direct-response and, accordingly, does not capitalize such costs. Advertising costs consist primarily of radio and television air time, which is amortized as utilized, and printed media services. Advertising expense was approximately $35.6 million, $33.5 million and $30.3 million for the years ended September 30, 1994, 1995 and 1996, respectively.

CHARITY CARE

     The Company provides healthcare services without charge or at amounts less than its established rates to patients who meet certain criteria under its charity care policies. Because the Company does not pursue collection of amounts determined to be charity care, they are not reported as revenue. For the years ended September 30, 1994, 1995 and 1996, the Company provided, at its established billing rates, approximately $29.3 million, $41.2 million and $37.9 million, respectively, of such care.

ALLOCATED INTEREST, NET

     Magellan provides financing and cash management services for CBHS. Magellan's interest expense is allocated to CBHS based on the financing and the cost of financing provided directly to CBHS. Deferred financing costs and accrued interest related to such financing is carried on the books of the Parent.

INCOME TAXES

     The operations of CBHS are included in the Magellan consolidated federal income tax return and in various unitary, foreign and consolidated state income tax returns. Magellan allocates its consolidated income tax provision or benefit to CBHS, which approximates income taxes that would be calculated on a stand-alone basis.

     Current and deferred income taxes payable or receivable are settled currently through the Due to Parent account.

CASH AND CASH EQUIVALENTS

     Cash equivalents are short-term, highly liquid interest-bearing investments with a maturity of three months or less when purchased, consisting primarily of money market instruments.

CONCENTRATION OF CREDIT RISK

     Accounts receivable from patient revenue subject the Company to a concentration of credit risk with third party payors that include insurance companies, managed healthcare organizations and governmental entities. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific payors, historical trends and other information. Management believes the allowance for doubtful accounts is adequate to provide for normal credit losses.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

ASSETS RESTRICTED FOR THE SETTLEMENT OF UNPAID CLAIMS AND OTHER LONG-TERM LIABILITIES

     Assets restricted for the settlement of unpaid claims and other long-term liabilities include marketable securities which are carried at fair market value. Transfer of such investments from the Insurance subsidiaries to the Company or any of its other subsidiaries is subject to approval by certain regulatory authorities. These assets will remain with Magellan subsequent to the sale of the psychiatric facilities.

     During fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Under FAS 115, investments are classified into three categories: (i) held to maturity; (ii) available for sale; and (iii) trading. Unrealized holding gains or losses are recorded for trading and available for sale securities. The Company's investments are classified as available for sale and the adoption of FAS 115 did not have a material effect on the Company's financial statements, financial condition and liquidity or results of operations. The unrealized gain or loss on investments available for sale was not material at September 30, 1995 and 1996.

PROPERTY AND EQUIPMENT

     As a result of the adoption of fresh start accounting, property and equipment were adjusted to their estimated fair value as of July 31, 1992 and historical accumulated depreciation was eliminated. Expenditures for renewals and improvements are charged to the property accounts. Replacements and maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. The Company removes the cost and related accumulated depreciation from the accounts for property sold or retired, and any resulting gain or loss is included in operations. Amortization of capital lease assets is included in depreciation expense. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which is generally 10 to 40 years for buildings and improvements and three to ten years for equipment. Depreciation expense was $27.4 million, $34.5 million and $34.9 million for the years ended September 30, 1994, 1995 and 1996, respectively.

INTANGIBLE ASSETS

     Intangible assets are composed principally of (i) goodwill and (ii) non-compete agreements. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net identifiable assets at the date of acquisition and is amortized using the straight-line method over 25 to 40 years. Non-compete agreements are amortized over the term of the related agreements.

     The Company continually monitors events and changes in circumstances that could indicate carrying amounts of intangible assets may not be recoverable. When events or changes in circumstances are present that indicate the carrying amount of intangible assets may not be recoverable, the Company assesses the recoverability of intangible assets by determining whether the carrying value of such intangible assets will be recovered through the future cash flows expected from the use of the asset and its eventual disposition. No impairment losses on intangible assets were recorded by the Company in fiscal 1994 and 1996. Impairment losses of approximately $4.0 million were recorded in fiscal 1995. (See Note 4)

FOREIGN CURRENCY

     Changes in the cumulative translation of foreign currency assets and liabilities are presented as a separate component of stockholder's deficit. Gains and losses resulting from foreign currency transactions, which were not material, are included in operations as incurred.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March, 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

Long-Lived Assets to be Disposed Of," which became effective for fiscal years beginning after December 15, 1995. FAS 121 established standards for determining when impairment losses on long-lived assets have occurred and how impairment losses should be measured. The Company adopted FAS 121 effective October 1, 1994. The initial financial statement impact of adopting FAS 121 was not material.

2. SALE OF PSYCHIATRIC FACILITIES (UNAUDITED)


     On January 30, 1997, Magellan announced that it had entered into a series of transactions including an agreement to sell substantially all of CBHS domestic hospital real estate and related personal property (the "Assets") to Crescent Real Estate Equities Limited Partnership ("Crescent"). In addition, Magellan's domestic portion of its provider business segment will be operated as a joint venture, New CBHS, that is initially owned equally by Magellan an affiliate of Crescent (the "Crescent Operating"). Magellan received $417.2 million in cash (before costs estimated to be $12.5 million), which includes $17.2 million for hospitals acquired after January 30, 1997, and warrants in the Crescent Operating for the purchase of 2.5% of the Crescent Operating's common stock, exercisable over 12 years, as consideration for the Assets. In addition to the assets, Crescent and the Crescent Operating will each receive 1,283,311 warrants (2,566,622 warrants in aggregate) to purchase Magellan Common Stock at $30 per share, exercisable over 12 years.



     In related agreements, (i) Crescent will lease the real estate and related assets to New CBHS for annual rent beginning at $41.7 million, which includes $1.7 million for hospitals acquired after January 30, 1997 that were sold to Crescent with a 5% annual escalation clause compounded annually and additional rent of $20 million, of which at least $10 million must be used for capital expenditures, and (ii) New CBHS will pay Magellan approximately $78 million in annual franchise fees, subject to increase, for the use of assets retained by Magellan and for support in certain areas. The franchise fees paid by New CBHS will be subordinated to the lease obligation with Crescent. The assets retained by Magellan include, but are not limited to, the "CHARTER" name, intellectual property, treatment protocols and procedures, clinical quality management, operating processes and the "1-800-CHARTER" telephone call center. Magellan will provide New CBHS ongoing support in areas including managed care contracting services, advertising and marketing assistance, risk management services, outcomes monitoring, and consultation on matters relating to reimbursement, government relations, clinical strategies, regulatory matters, strategic planning and business development.





3. ACQUISITIONS AND JOINT VENTURES

ACQUISITIONS

     In February 1995, the Company acquired a 90 percent ownership interest in Westwood Pembroke Health System ("Westwood Pembroke"), which includes two psychiatric hospitals and a professional group practice. The Company accounted for the acquisition using the purchase method of accounting. Magellan will retain its proportionate ownership interest in Westwood Pembroke subsequent to the closing of the transactions with Crescent and the Crescent Operating.

     During fiscal 1994, the Company agreed to acquire 40 psychiatric hospitals (the "Acquired Hospitals") from Tenet Healthcare Corporation (formerly National Medical Enterprises). The purchase price for the Acquired Hospitals was approximately $120.4 million in cash plus an additional cash amount of approximately $51 million, subject to adjustment, for the net working capital of the Acquired Hospitals (the "Hospital Acquisition").

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

     On June 30, 1994, the Company completed the purchase of 27 of the Acquired Hospitals for a cash purchase price of approximately $129.6 million, which included approximately $39.3 million, subject to adjustment, for the net working capital of the facilities. On October 31, 1994, the Company completed the purchase of three additional Acquired Hospitals for a cash purchase price of approximately $5 million, which included approximately $2.2 million related to the net working capital of the facilities. On November 30, 1994, the Company completed the purchase of the remaining ten Acquired Hospitals for a cash purchase price of approximately $36.8 million, including approximately $9.5 million related to the net working capital of the ten Acquired Hospitals. The Company accounted for the Hospital Acquisition using the purchase method of accounting. The operating results of the Acquired Hospitals are included in the Company's Consolidated Statements of Operations from the respective dates of acquisition.

JOINT VENTURES

     The Company has entered into four hospital-based joint ventures with Columbia/HCA Healthcare Corporation. Generally, each member of the joint venture leases and/or contributes certain assets in each respective market to the joint venture with the Company becoming the managing member.

     The joint ventures' results of operations have been included in the consolidated financial statements since inception, less minority interest. A summary of the joint ventures is as follows:

                    MARKET                           DATE
                    ------                       ------------
Albuquerque, NM................................  May 1995
Raleigh, NC....................................  June 1995
Lafayette, LA..................................  October 1995
Anchorage, AK..................................  August 1996

     Magellan will retain its proportionate ownership interest in these joint ventures subsequent to the closing of the transactions with Crescent and the Crescent Operating.

4. THE RESTRUCTURING AND FRESH START REPORTING

     Under the principles of fresh start accounting, Magellan's total assets were recorded at their assumed reorganization value, with the reorganization value allocated to identifiable tangible assets on the basis of their estimated fair value. Accordingly, the Company's property and equipment were reduced and its intangible assets were written off. The excess of the reorganization value over the value of identifiable assets was reported by Magellan as "reorganization value in excess of amounts allocable to identifiable assets" (the "Excess Reorganization Value").

     The total reorganization value assigned to Magellan's assets was estimated by calculating projected cash flows before debt service requirements, for a five-year period, plus an estimated terminal value of Magellan (calculated using a multiple of approximately six (6) on projected EBDIT (which is net revenue less operating and bad debt expenses)), each discounted back to its present value using a discount rate of 12% (representing the estimated after-tax weighted cost of capital). This amount was approximately $1.2 billion and was increased by (i) the estimated net realizable value of assets to be sold and
(ii) estimated cash in excess of normal operating requirements. The above calculations resulted in an estimated reorganization value of approximately $1.3 billion, of which the Excess Reorganization Value was $225 million, of which $129 million related to continuing operations. The Excess Reorganization Value was amortized by Magellan over the three-year period ended July 31, 1995, which is reflected in the Company's Statement of Operations for the years ended September 30, 1994 and 1995.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

5. UNUSUAL ITEMS

INSURANCE SETTLEMENTS

     Unusual items included the resolutions of disputes between the Company and insurance carriers concerning certain billings for services.

     In November 1994, the Company and a group of insurance carriers resolved a billing dispute that arose in the fourth quarter of fiscal 1994 related to claims paid predominantly in the 1980's. As part of the resolution, the Company agreed to pay the insurance carriers approximately $31 million plus interest, for a total of $37.5 million in four installments over a three year period. The Company and the insurance carriers will continue to do business at the same or similar general levels. Furthermore, the parties will seek additional business opportunities that will serve to enhance their present relationships.

     In March 1995, the Company and a group of insurance carriers resolved a billing dispute which arose in fiscal 1995 related to matters arising predominately in the 1980's. As part of the settlement, the Company agreed to pay the insurance carriers $29.8 million payable in five installments over a three year period. The Company and the insurance carriers have agreed to continue to do business at the same or similar general levels and to seek additional business opportunities that will serve to enhance their present relationships.

     In August 1996, the Company and a group of insurance carriers resolved a billing dispute which arose in fiscal 1996 related to matters originating in the 1980's. As part of the settlement of these claims, certain related payer matters and associated legal fees, the Company recorded a charge of approximately $30.0 million during the quarter ended June 30, 1996. The Company will pay the insurance settlement amount in twelve installments over a three year period, beginning August 1996. The Company and the insurance carriers have agreed that the dispute and settlement will not negatively impact any present or pending business relationships nor will it prevent the parties from negotiating in good faith concerning additional business opportunities available to, and future relationships between, the parties.

     Amounts payable in future periods under the insurance settlements are as follows (in thousands):

 YEAR ENDED
SEPTEMBER 30,
-------------
   1997................................................  $21,510
   1998................................................   14,180
   1999................................................    5,745

FACILITY CLOSURES

     During fiscal 1995 and fiscal 1996, the Company consolidated, closed or sold fifteen and nine psychiatric facilities (the "Closed Facilities"), respectively. The Closed Facilities will be retained by Magellan subsequent to the closing of the transaction with Crescent and the Crescent Operating and will be sold, leased or used for alternative purposes depending on the market conditions in each geographic area.

     The Company recorded charges of approximately $3.6 million and $4.1 million related to facility closures in fiscal 1995 and fiscal 1996, respectively, as follows (in thousands):

                                                               1995        1996
                                                              ------      ------
Severance and related benefits..............................  $2,132      $2,334
Contract terminations and other.............................   1,492       1,782
                                                              ------      ------
                                                              $3,624      $4,116
                                                              ======      ======

     Approximately 500 and 620 employees were terminated at the facilities closed in the fourth quarter of fiscal 1995 and during fiscal 1996, respectively. Severance and related benefits paid and charged against the

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

resulting liability were approximately $1.3 million and $2.9 million in fiscal 1995 and fiscal 1996, respectively. Other exit costs paid and applied against the resulting liabilities were approximately $212,000 and $1.4 million in fiscal 1995 and fiscal 1996, respectively.


     During the six months ended March 31, 1997, (unaudited) the Company consolidated or closed three psychiatric facilities and its one general hospital (the "1997 Closed Facilities"). The 1997 Closed Facilities which were owned by the Company are expected to be sold as part of the Crescent Transactions. The Company recorded charges of approximately $4.2 million related to facility closures during the six months ended March 31, 1997, (unaudited) which consisted of approximately $3.0 million for severance and related benefits and $1.2 million for contract terminations and other costs.


     Approximately 700 employees were terminated at the 1997 Closed Facilities. Severance and related benefits paid and applied against the resulting liability were approximately $2.3 million during the six months ended March 31, 1997, (unaudited). Other exit costs paid and applied against the resulting liability were approximately $280,000.

     The following table presents net revenue, salaries, supplies and other operating expenses and bad debt expenses and depreciation and amortization, of the 1995 and 1996 Closed Facilities and the 1997 Closed Facilities (in thousands):

                                                                       SIX MONTHS ENDED
                                     YEAR ENDED SEPTEMBER 30,              MARCH 31,
                                   -----------------------------   -------------------------
                                     1994       1995      1996        1996          1997
                                   --------   --------   -------   -----------   -----------
                                                                   (UNAUDITED)   (UNAUDITED)
Net revenues.....................  $124,185   $156,164   $85,810     $51,649       $20,856
Salaries, supplies and other
  operating expenses and bad debt
  expenses.......................   119,411    152,065    89,965      54,604        21,649
Depreciation and amortization....     3,291      3,134     1,870       1,193           299

     The Company also recorded a charge of approximately $2.0 million in fiscal 1996 related to severance and related benefits for approximately 275 employees who were terminated pursuant to planned overhead reductions.

ASSET IMPAIRMENTS

     As a result of the Hospital Acquisition, the Company reassessed its business strategy in certain markets at the end of fiscal 1994. The Company established a plan to consolidate services in selected markets and to close or sell certain facilities owned prior to the Hospital Acquisition. The Company recorded a charge of $23 million in fiscal 1994 primarily to write down the property and equipment at these facilities to their net realizable value.

     As discussed in Note 1, the Company adopted FAS 121 effective October 1, 1994. During fiscal 1995, the Company recorded impairment losses on property and equipment and intangible assets of approximately $23.0 million and $4.0 million, respectively. During fiscal 1996, the Company recorded impairment losses on property and equipment of approximately $1.2 million. Such losses resulted from changes in the manner that certain of the Company's assets will be used in future periods and current period operating losses at certain of the Company's operating facilities combined with projected future operating losses. Fair values of the long-lived assets that have been written down were determined using the best available information in each individual circumstance, which included quoted market price, comparable sales prices for similar assets or valuation techniques utilizing present value of estimated expected cash flows.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

OTHER

     During fiscal 1994, the Company recorded a charge of approximately $4.5 million related to the relocation of the Company's executive offices. During fiscal 1995, the Company recorded a gain of approximately $3.0 million related to the sale of three psychiatric hospitals.

     The Company also sold two psychiatric facilities during the six months ended March 31, 1997 that were closed during fiscal 1995. The Company received approximately $5.6 million in proceeds from sales and recorded an aggregate gain on such sales of approximately $2.8 million during the six months ended March 31, 1997, (unaudited).

6. BENEFIT PLANS

     Magellan maintains an Employee Stock Ownership Plan (the "ESOP"), a noncontributory retirement plan that enables eligible Company employees to participate in the ownership of Magellan.

     Magellan had recorded unearned compensation to reflect the cost of Magellan Common Stock purchased by the ESOP but not yet allocated to participants' accounts. In the period that shares are allocated or projected to be allocated to participants, ESOP expense is recorded and unearned compensation is reduced. Magellan's ESOP expense is reflected in the Company's statement of operations. All shares had been allocated to the participants as of September 30, 1995.

     During fiscal 1992, Magellan reinstated a defined contribution plan (the "401-K Plan"). Employee participants can elect to voluntarily contribute up to 6% of their compensation to the 401-K Plan. Effective October 1, 1992, Magellan began making contributions to the 401-K Plan based on employee compensation and contributions. Magellan makes a discretionary contribution of 2% of each employee's compensation and matches 50% of each employee's contribution up to 3% of their compensation. During the years ended September 30, 1994, 1995 and 1996, Magellan made contributions of approximately $4.9 million, $5.8 million and $5.3 million, respectively, to the 401-K Plan, which is reflected in salaries, supplies and other operating expenses.

     Magellan maintains five stock option plans that enable key employees and directors to purchase shares of Magellan Common Stock. Magellan's 1992 stock option plan allows for the exercise price of certain options to be reduced upon termination of employment of a certain optionee without cause. Stock option expense under Magellan's 1992 stock option plan is reflected in the Company's statement of operations. As of September 30, 1996, 362,990 options were outstanding at an exercise price of $4.36 and 6,000 options were outstanding at an exercise price of $22.75. Such options expire in October 2000 and are 100% vested.

7. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Information with regard to the Company's long-term debt and capital lease obligations at September 30, 1995 and 1996 is as follows (in thousands):

                                                             SEPTEMBER 30,    SEPTEMBER 30,
                                                                 1995             1996
                                                             -------------    -------------
6.59% to 10.75% Mortgage and other notes payable through
  1999.....................................................     $ 5,268          $ 3,163
Variable rate secured notes due through 2013 (3.65% to
  3.85% at September 30, 1996).............................      62,025           60,875
3.85% to 11.50% Capital lease obligations due through
  2014.....................................................      12,617           12,333
                                                                -------          -------
                                                                 79,910           76,371
Less amounts due within one year...........................       2,799            2,751
                                                                -------          -------
                                                                $77,111          $73,620
                                                                =======          =======

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

     The aggregate scheduled maturities of long-term debt and capital lease obligations during the five years subsequent to September 30, 1996, are as follows (in thousands): 1997 -- $2,751; 1998 -- $2,273; 1999 -- $2,103;
2000 -- $1,991 and 2001 -- $10,359.

LEASES

     The Company leases certain of its operating facilities, some of which may be purchased during the term or at expiration of the leases. The book value of capital leased assets was approximately $8.4 million at September 30, 1996. The leases, which expire at various dates through 2069, generally require the Company to pay all maintenance, property tax and insurance costs.

     At September 30, 1996, aggregate amounts of future minimum payments under operating leases were as follows: 1997 -- $6.4 million; 1998 -- $4.8 million; 1999 -- $3.6 million; 2000 -- $2.2 million; 2001 -- $1.8 million; subsequent to 2001 -- $47.4 million.

     Rent expense for the years ended September 1994, 1995 and 1996 was $11.4 million, $15.4 million and $14.0 million, respectively.

8. INCOME TAXES

     The provision (benefit) for income taxes allocated to CBHS by Magellan consisted of the following (in thousands):

                                                           YEAR ENDED SEPTEMBER 30,
                                                         -----------------------------
                                                           1994       1995      1996
                                                         --------   --------   -------
Income taxes currently payable:
  Federal..............................................  $     --   $    595   $   977
  State, excluding California state refund.............       639      1,694       971
  California state refund..............................        --         --    (3,695)
  Foreign..............................................     1,466      1,188     3,779
Deferred income taxes:
  Federal..............................................   (11,078)   (14,360)   11,214
  State................................................    (1,583)    (2,051)    1,602
  Foreign..............................................        52         --        35
                                                         --------   --------   -------
                                                         $(10,504)  $(12,934)  $14,883
                                                         ========   ========   =======

     A reconciliation of the Company's income tax provision (benefit) to that computed by applying the statutory federal income tax rate is as follows (in thousands):

                                                           YEAR ENDED SEPTEMBER 30,
                                                         -----------------------------
                                                           1994       1995      1996
                                                         --------   --------   -------
Income tax provision (benefit) at federal statutory
  income tax rate......................................  $(20,111)  $(19,897)  $14,208
State income taxes, net of federal income tax benefit
  and excluding California state refund................      (616)      (232)    1,673
  California state refund, net of federal income tax
     benefit...........................................        --         --    (2,402)
Foreign income taxes, net of federal income tax
  benefit..............................................       987        772     2,479
Amortization of excess reorganization value............    10,920      9,100        --
Other -- net...........................................    (1,684)    (2,677)   (1,075)
                                                         --------   --------   -------
Income tax provision (benefit).........................  $(10,504)  $(12,934)  $14,883
                                                         ========   ========   =======

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

9. ACCRUED LIABILITIES

     Accrued liabilities consist of the following (in thousands):

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1995       1996
                                                              --------   --------
Salaries, wages and other benefits..........................  $ 27,386   $ 27,313
Amounts due health insurance programs.......................    10,252     27,146
Other.......................................................    78,742     62,755
                                                              --------   --------
                                                              $116,380   $117,214
                                                              ========   ========

10. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                               SIX MONTHS ENDED
                                                YEAR ENDED SEPTEMBER 30,           MARCH 31,
                                                ------------------------   -------------------------
                                                 1994     1995     1996       1996          1997
                                                ------   ------   ------   -----------   -----------
                                                                           (UNAUDITED)   (UNAUDITED)
Cash paid for interest, net of amounts
  capitalized.................................  $5,842   $5,303   $5,680     $2,099        $2,278
                                                ======   ======   ======     ======        ======

     The non-cash portion of unusual items for fiscal 1995 and 1996 includes the unpaid portion of the $29.8 million and $30.0 million insurance settlements that were recorded during the quarters ended March 31, 1995, and June 30, 1996, respectively. The payments of the insurance settlements are included in accounts payable and other accrued liabilities in the statement of cash flows for the years ended September 30, 1995 and 1996.

11. COMMITMENTS AND CONTINGENCIES

     The Company is self-insured for a substantial portion of its general and professional liability risks through Magellan. The reserves for self-insured general and professional liability losses, including loss adjustment expenses, are based on actuarial estimates that are discounted at an average rate of 6% to their present value based on the Company's historical claims experience adjusted for current industry trends. The undiscounted amount of the reserve for unpaid claims at September 30, 1995 and 1996 was approximately $113.1 million and $84.3 million, respectively. The reserve for unpaid claims is adjusted periodically as such claims mature, to reflect changes in actuarial estimates based on actual experience. During fiscal 1996, the Company recorded a reduction in malpractice claim reserves of approximately $15.3 million as a result of updated actuarial estimates. The Company recorded reductions of expenses of approximately $7.5 million and $5.0 million during the six months ended March 31, 1996 and 1997, (unaudited) respectively. These reductions resulted primarily from updates to actuarial assumptions regarding the Company's expected losses for more recent policy years. These revisions are based on changes in expected values of ultimate losses resulting from the Company's claim experiences, and increased reliance on such claim experience. While management and its actuaries believe that the present reserve is reasonable, ultimate settlement of losses may vary from the amount recorded.

     Certain assets of the Company, including substantially all accounts receivable and personal property, are pledged to the Parent's bank lenders as collateral for certain Parent indebtedness. In the opinion of management, the Parent's obligations under such indebtedness will continue to be serviced from ongoing operations, thereby mitigating the lenders' potential claims against these assets.

     Certain of the Company's subsidiaries are subject to or parties to claims, civil suits and governmental investigations and inquiries relating to their operations and certain alleged business practices. In the opinion of management, based on consultation with counsel, resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

               PROVIDER SEGMENT OF MAGELLAN HEALTH SERVICES, INC.

     In January 1996, the Company settled an ongoing dispute with the Resolution Trust Corporation ("RTC"), for itself or in its capacity as conservator or receiver for 12 financial institutions, which formerly held certain debt securities that were issued by the Company in 1988. In connection with the settlement, the Company, denying any liability or fault, paid $2.7 million to the RTC in exchange for a release of all claims.

     On August 1, 1996, the United States Department of Justice, Civil Division, filed an Amended Complaint in a civil qui tam action initiated in November of 1994 against Magellan and the Company's Orlando South hospital subsidiary by two former employees. The Amended Complaint alleges that the hospital violated the federal False Claims Act ("the Act") in billing for inpatient treatment provided to elderly patients. The Amended Complaint is based on disputed clinical and factual issues which the Company believes do not constitute a violation of the Act. The Company and its subsidiary deny any liability in this matter and will continue to vigorously defend themselves against the suit. As is its policy, the Company will continue to cooperate with the government in this matter. The Company does not believe this matter will have a material adverse effect on its financial position or results of operations.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


         The pro forma information for the year ended December 31, 1996 assumes completion, in each case as of January 1, 1996 in determining operating data, of (i) the October 1996 Offering and the additional public offering of 450,000 Common Shares that closed on October 9, 1996 ("October 1996 Offerings") and the use of the net proceeds therefrom to repay approximately $168 million of indebtedness and to fund approximately $289 million of Property acquisitions completed in the fourth quarter of 1996 and the first quarter of 1997, (ii) the April 1997 Offering and the additional public offering of 500,000 Common Shares that closed on May 14, 1997 (collectively the "Offerings") and the use of the $593.5 million net proceeds and approximately $464.7 million from additional borrowings, (a) to fund approximately $30.0 million in connection with the formation and capitalization of Crescent Operating, Inc. ("Crescent Operating")
(b) to reduce, by approximately $281.0 million, amounts outstanding under certain debt instruments, (c) to fund approximately $306.3 million of the purchase price of the Carter-Crowley Portfolio acquired by the Company (d) to fund the commitments of the Company and Crescent Operating related to the Magellan transaction totaling approximately $419.7 million and (e) the remaining approximately $21.2 million has or will be used for working capital purposes, and (iii) the acquisition of the Properties acquired during 1996 and 1997.



         The pro forma information for the three months ended March 31, 1997 assumes completion, in each case as of January 1, 1997 in determining operating data and, in each case as of March 31, 1997 in determining balance sheet data, of (i) the Offerings and the use of the $593.5 million net proceeds and approximately $464.7 million from additional borrowings, (e) to fund approximately $30.0 million in connection with the formation and capitalization of Crescent Operating, (d) to reduce, by approximately $281.0 million, amounts outstanding under certain debt instruments, (c) to fund approximately $306.3 million of the purchase price of the Carter-Crowley Portfolio acquired by the Company (d) to fund the commitments of the Company and Crescent Operating relating to the Magellan transaction totaling approximately $419.7 million. The remaining approximately $21.2 million has or will be used for working capital purposes, and (ii) the acquisition of the Properties acquired during 1997.



         The unaudited pro forma Consolidated Balance Sheet and Statements of Operations should be read in conjunction with the historical financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1996. In management's opinion, all adjustments necessary to reflect the above-referenced transactions have been made. The unaudited pro forma Consolidated Balance Sheet and Statements of Operations are not necessarily indicative of what actual results of operations of the Company would have been for the period, nor does it purport to represent the Company's results of operations for future periods.

                     CRESCENT REAL ESTATE EQUITIES COMPANY
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1997
                             (dollars in thousands)
                                  (Unaudited)




                                                               Crescent
                                                              Real Estate
                                                            Equities Company    Pro Forma         Pro Forma
                                                             Historical (A)    Adjustments      Consolidated
                                                            ----------------  ------------      ------------
ASSETS:
   Investment properties, at cost                             $  1,965,812    $    633,933(B)   $  2,599,745
   Less -  Accumulated depreciation                               (221,730)           --            (221,730)
                                                              ------------    ------------      ------------
                                                                 1,744,082         633,933         2,378,015

   Cash and cash equivalents                                        42,692          21,247(C)         63,939
   Restricted cash and cash equivalents                             25,051            --              25,051
   Accounts receivable, net                                         19,842            --              19,842
   Deferred rent receivable                                         19,493            --              19,493
   Investments in real estate mortgages and common
      stock of residential development corporations                 38,091            --              38,091
   Notes receivable                                                 40,532          81,197(D)        121,729
   Other assets, net                                                56,821          29,125(E)         85,946
                                                              ------------    ------------      ------------
               Total assets                                   $  1,986,604    $    765,502      $  2,752,106
                                                              ============    ============      ============


LIABILITIES:
   Borrowings under Credit Facility                           $    156,000    $    173,700 (F)  $    329,700
   Notes payable                                                   778,767          10,000 (G)       788,767
   Accounts payable, accrued expenses and other liabilities         43,356            --              43,356
                                                              ------------    ------------      ------------
              Total liabilities                                    978,123         183,700         1,161,823
                                                              ------------    ------------      ------------


MINORITY INTERESTS:
   Operating Partnership                                           119,255            --             119,255
   Investment Joint Ventures                                        28,944            --              28,944
                                                              ------------    ------------      ------------
              Total minority interests                             148,199            --             148,199
                                                              ------------    ------------      ------------


STOCKHOLDERS' EQUITY:
   Common stock                                                        723             247               970
   Additional paid-in capital                                      905,792         581,555         1,487,347
   Deferred compensation on restricted shares                         (374)           --                (374)
   Retained deficit                                                (45,859)           --             (45,859)
                                                              ------------    ------------      ------------
              Total stockholders' equity                           860,282         581,802(H)      1,442,084
                                                              ------------    ------------      ------------
              Total liabilities and stockholders' equity      $  1,986,604    $    765,502      $  2,752,106
                                                              ============    ============      ============






        See accompanying notes to Pro Forma Consolidated Balance Sheet.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

ADJUSTMENTS
(Dollars in Thousands)


(A)  Reflects Crescent Real Estate Equities Company unaudited consolidated
     historical balance sheet at March 31, 1997                                                --

(B)  Increase reflects the following:

        Acquisition of the Carter-Crowley Real Estate
          Assets ("CC Real Estate Assets")                                               $ 246,733

        Acquisition of Magellan real estate assets                                         387,200
                                                                                         ---------
                                                                                         $ 633,933
                                                                                         =========



(C)  Increase reflects the following:

        Net proceeds of the Offerings                                                    $ 593,522
        Partial repayment of Credit Facility                                              (131,000)
        Repayment of short-term borrowings                                                (150,000)
        Draw on Credit Facility for Carter-Crowley acquisition and excess
         working capital                                                                    45,000
        Acquisition of the Carter-Crowley Portfolio                                       (306,308)
        Cash contributed to Crescent Operating in connection with the formation and
         capitalization and the acquisition of certain of the Carter-Crowley assets        (29,967)
                                                                                         ---------
                                                                                         $  21,247
                                                                                         =========




(D)  Net increase reflects the following:

        Note receivable to Crescent Operating                                            $  35,867
        Principal and interest payment from Crescent Operating using proceeds from the sale of a 12.38% limited partner interest in the partnership
         that owns the Dallas Mavericks                                                    (10,170)
        Acquisition of the Carter-Crowley notes receivable ("CC Notes")                     55,500
                                                                                         ---------
                                                                                         $  81,197
                                                                                         =========

(E)  Increase reflects the following:

        Acquisition of Carter-Crowley Other Assets ("CC Other Assets")                   $   4,075
        Acquisition of Magellan warrants                                                    12,500
        Acquisition from Crescent Operating of a 12.38% limited partner interest
         in the partnership that owns the Dallas Mavericks                                  12,550
                                                                                         ---------
                                                                                         $  29,125
                                                                                         =========
(F)  Net increase in borrowing under the Credit Facility as a result of:

        Partial repayment of Credit Facility using proceeds of the Offerings             $(131,000)
        Acquisition of Magellan real estate assets and warrants                            239,700
        Cash contribution to Crescent Operating for acquisition of Magellan warrants, 50% interest in CBHS and $2.5 million required 5 days after the
         Magellan purchase                                                                  20,000
        Draw on Credit Facility for Carter-Crowley acquisition and excess
         working capital                                                                    45,000
                                                                                         ---------
                                                                                         $ 173,700
                                                                                         =========

(G)  Net increase in short-term borrowings for the following:

        Repayment of short-term borrowings using proceeds of
          the Offerings                                                                  $(150,000)
        Acquisition of Magellan real estate assets and warrants                            160,000
                                                                                         ---------
                                                                                         $  10,000
                                                                                         =========
(H)  Net increase reflects the following:

        Proceeds of the April 1997 Offering (24.150 million shares
          of common stock at $25.375 per share)                                          $ 612,806
        Costs of the April 1997 Offering                                                    (3,000)
        Underwriter's discount for the April 1997 Offering                                 (29,222)
        Proceeds of additional Offering on May 14, 1997
          (.5 million shares of common stock at $25.875 per share)                          12,938
        Stock dividend in conjunction with cash contribution
          to Crescent Operating                                                            (14,100)
        Dividend paid by Crescent Operating using proceeds from the sale of a 12.38%
         limited partner interest in the partnership
         that owns the Dallas Mavericks                                                      2,380
                                                                                         ---------
                                                                                         $ 581,802
                                                                                         =========


                     CRESCENT REAL ESTATE EQUITIES COMPANY
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                 (dollars in thousands, except per share data)
                                  (unaudited)


                                            Crescent Real
                                               Estate        CC Real
                                          Equities Company    Estate        Magellan    1997 Acquired      Other         Pro Forma
                                            Historical(A)    Assets(B)   Transaction(C) Properties(D)   Adjustments    Consolidated
                                          ---------------- ------------  -------------- -------------   -----------    ------------
REVENUES:
   Rental property                          $     79,400   $      8,203   $     13,772   $      4,806   $      --      $    106,181
   Interest and other income                       4,674           --             --             --           2,158(E)        6,832
                                            ------------   ------------   ------------   ------------   -----------    ------------
          Total revenues                          84,074          8,203         13,772          4,806         2,158         113,013
                                            ------------   ------------   ------------   ------------   -----------    ------------

EXPENSES:
   Real estate taxes                               7,925          1,188           --              475          --             9,588
   Repairs and maintenance                         5,151          1,123           --              503          --             6,777
   Other rental property operating                17,520          2,307           --            1,225          (283)(F)      20,720
                                                                                                                (49)(G)
   Corporate general and administrative            4,845           --             --             --            --             4,845
   Interest expense                               14,744           --             --             --           6,002(H)       20,746
   Depreciation and amortization                  13,952          1,251          3,350            872          --            19,425
   Amortization of deferred financing costs          649           --             --             --            --               649
                                            ------------   ------------   ------------   ------------   -----------    ------------

          Total expenses                          64,786          5,869          3,350          3,075         5,670          82,750
                                            ------------   ------------   ------------   ------------   -----------    ------------

         Operating income (loss)                  19,288          2,334         10,422          1,731        (3,512)         30,263

OTHER INCOME:
   Equity in net income of residential
      development corporations                       957           --             --             --            --               957
                                            ------------   ------------   ------------   ------------   -----------    ------------


INCOME (LOSS) BEFORE MINORITY INTERESTS           20,245          2,334         10,422          1,731        (3,512)         31,220
Minority interests                                (3,494)          --             --             --            (633)(I)      (4,127)
                                            ------------   ------------   ------------   ------------   -----------    ------------

NET INCOME (LOSS)                           $     16,751   $      2,334   $     10,422   $      1,731   $    (4,145)   $     27,093
                                            ============   ============   ============   ============   ===========    ============

PER SHARE DATA (J):
     Net income                                                                                                        $       0.28
                                                                                                                       ============



              See adjustments to Pro Forma Consolidated Statement
                        of Operations on following page.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                        NOTES TO PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS

ADJUSTMENTS
(Dollars in Thousands)


(A)  Reflects Crescent Real Estate Equities Company unaudited consolidated historical statement of operations for the three months ended March 31,
     1997.                                                                            --


(B)  Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with CC Real Estate Assets, assuming the acquisition occurred
     at the beginning of the period.                                                  --

(C)  Reflects the historical incremental rental income based on the lease payment from the behavioral healthcare facilities' lessee to the Company by applying the rent provisions (as set forth in the facilities lease agreement) and adjustment for depreciation based on the acquisition price associated with the Magellan transaction, assuming the assets were
     acquired at the beginning of the period.                                         --

(D)  Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with all properties acquired in 1997, assuming the properties
     were acquired at the beginning of the period.                                    --


            PROPERTY                                          ACQUISITION DATE
            --------                                          ----------------
            Greenway II office property                            1/17/97
            TCC                                                    2/28/97
            Three Denver office properties                         2/28/97


(E) Increase reflects the incremental interest income associated with the following, assuming all had occurred at the beginning of the period.

            CC Notes ($55,500 @ 10%)                                $5,550
            Crescent Operating Note Receivable ($25,697 @12%)        3,083
                                                                    ------

            Total                                                   $8,633
            Prorated for three months                               $2,158
                                                                                  $  2,158
                                                                                  ========


(F)  Reflects the elimination of historical ground lessee's expense, as a result of the Company acquiring the land underlying TCC, assuming TCC was
     acquired at the beginning of the period.                                     $   (283)
                                                                                  ========

(G)  Decrease as a result of the elimination of third party property management
     fees which terminated after the acquisition of certain of the properties.    $    (49)
                                                                                  ========

(H) Net increase as a result of interest costs for long and short-term financing, net of repayment with proceeds of the Offerings, assuming the borrowings to finance property acquisitions and the assumption of debt and repayment, had all occurred at the beginning of the period.

            Credit Facility -        $  329,700 @  7.00% =      $ 23,079
            Short Term Borrowings -     160,000 @  7.75% =        12,400
            LaSalle Note I -            239,000 @  7.83% =        18,714
            LaSalle Note II -           161,000 @  7.79% =        12,542
            Cigna -                      63,500 @  7.47% =         4,743
            LaSalle Note III -          115,000 @  7.57% =         8,706
            Nomura Funding VI Note -      8,772 @ 10.07% =           883
            Northwestern Loan -          26,000 @  7.66% =         1,992
            Woodlands Note -             12,338 @ 8.875% =         1,095
            TCB Construction Loan-        3,157 @  7.14% =           225
                                     ----------                 --------

              Total Annual Amount    $1,118,467                 $ 84,379

              Prorated for three months                           21,094
              Less: Capitalized interest                            (348)
                    Historical interest expense                  (14,744)
                                                                --------
                                                                                  $  6,002
                                                                                  ========

(I)  Reflects adjustment needed to reflect minority partners' weighted average
     12.05% interest in the net income of the Operating Partnership less joint venture minority interests assuming completion of the Offerings at the
     beginning of the period.                                                     $   (633)
                                                                                  ========

(J)  Reflects net income per share based on 96,955,184 weighted average shares of Common Stock assumed to be outstanding during the three months ended
     March 31, 1997.                                                                  --

                     CRESCENT REAL ESTATE EQUITIES COMPANY
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                 (dollars in thousands, except per share data)
                                  (unaudited)


                                              Crescent Real
                                                 Estate                       CC Real
                                            Equities Company  1996 Acquired    Estate       Magellan     1997 Acquired
                                              Historical(A)   Properties(B)   Assets(C)   Transaction(D) Properties(E)
                                            ----------------  -------------   ---------   -------------  ------------
REVENUES:
   Rental property                            $    202,003    $     89,185    $  32,812   $     55,089   $     30,888
   Interest and other income                         6,858            --           --             --             --
                                              ------------    ------------    ---------   ------------   ------------
          Total revenues                           208,861          89,185       32,812         55,089         30,888
                                              ------------    ------------    ---------   ------------   ------------

EXPENSES:
   Real estate taxes                                20,606           8,176        4,751           --            3,022
   Repairs and maintenance                          12,292           8,403        4,493           --            3,258
   Other rental property operating                  40,915          21,346        9,230           --            7,742

   Corporate general and administrative              4,674            --           --             --             --
   Interest expense                                 42,926            --           --             --             --
   Depreciation and amortization                    40,535          12,727        5,006         13,401          5,571
   Amortization of deferred financing costs          2,812            --           --             --             --
                                              ------------    ------------    ---------   ------------   ------------

          Total expenses                           164,760          50,652       23,480         13,401         19,593
                                              ------------    ------------    ---------   ------------   ------------

         Operating income (loss)                    44,101          38,533        9,332         41,688         11,295

OTHER INCOME:
   Equity in net income of residential
      development corporations                       3,850            --           --             --             --
                                              ------------    ------------    ---------   ------------   ------------


INCOME (LOSS) BEFORE MINORITY INTERESTS
    AND EXTRAORDINARY ITEM                          47,951          38,533        9,332         41,688         11,295
Minority interests                                  (9,510)           (533)        --             --             --
                                              ------------    ------------    ---------   ------------   ------------

INCOME BEFORE EXTRAORDINARY ITEM                    38,441          38,000        9,332         41,688         11,295
Extraordinary item                                  (1,306)           --           --             --             --
                                              ------------    ------------    ---------   ------------   ------------

NET INCOME (LOSS)                             $     37,135    $     38,000    $   9,332   $     41,688   $     11,295
                                              ============    ============    =========   ============   ============

PER SHARE DATA (L):
     Income before extraordinary item
     Extraordinary item

     Net income

                                                  Other            Pro Forma
                                              Adjustments        Consolidated
                                              -----------        ------------
REVENUES:
   Rental property                            $       --         $    409,977
   Interest and other income                         8,633(F)          15,491
                                              ------------       ------------
          Total revenues                             8,633            425,468
                                              ------------       ------------

EXPENSES:
   Real estate taxes                                  --               36,555
   Repairs and maintenance                            --               28,446
   Other rental property operating                  (1,700)(G)         77,081
                                                      (452)(H)
   Corporate general and administrative              2,326(I)           7,000
   Interest expense                                 40,351(J)          83,277
   Depreciation and amortization                      --               77,240
   Amortization of deferred financing costs           --                2,812
                                              ------------       ------------

          Total expenses                            40,525            312,411
                                              ------------       ------------

         Operating income (loss)                   (31,892)           113,057

OTHER INCOME:
   Equity in net income of residential
      development corporations                        --                3,850
                                              ------------       ------------


INCOME (LOSS) BEFORE MINORITY INTERESTS
    AND EXTRAORDINARY ITEM                         (31,892)           116,907
Minority interests                                  (4,941)(K)        (14,984)
                                              ------------       ------------

INCOME BEFORE EXTRAORDINARY ITEM                   (36,833)           101,923
Extraordinary item                                    --               (1,306)
                                              ------------       ------------

NET INCOME (LOSS)                             $    (36,833)      $    100,617
                                              ============       ============

PER SHARE DATA (L):
     Income before extraordinary item                            $       1.05
     Extraordinary item                                                 (0.01)
                                                                 ------------
     Net income                                                  $       1.04
                                                                 ============

              See adjustments to Pro Forma Consolidated Statement
                        of Operations on following page.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                        NOTES TO PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS

ADJUSTMENTS
(Dollars in Thousands)

(A)  Reflects Crescent Real Estate Equities Company audited consolidated
     historical statement of operations for the year ended December 31, 1996.         --


(B)  Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with all properties acquired in 1996, assuming the properties
     were acquired at the beginning of the period.                                    --


              PROPERTY                                     ACQUISITION DATE
              --------                                     ----------------
              3333 Lee Parkway office property                  1/05/96
              301 Congress Avenue office property (i)           4/18/96
              Central Park Plaza office property                6/13/96
              Canyon Ranch - Tucson resort (ii)                 7/26/96
              The Woodlands office properties (iii)             7/31/96
              Three Westlake Park office property               8/16/96
              1615 Poydras office property                      8/23/96
              Greenway Plaza Portfolio                         10/07/96
              Chancellor Park office property                  10/24/96
              The Woodlands retail properties(iii)             10/31/96
              Sonoma Mission Inn & Spa (ii)                    11/18/96
              Canyon Ranch - Lenox resort (ii)                 12/11/96
              160 Spear Street office property                 12/13/96
              Greenway I and IA office properties              12/18/96
              Bank One Tower office property                   12/23/96
              Frost Bank Plaza office property                 12/27/96

              (i) The Company has a 1% general partner and a 49% limited partner interest in the partnership that owns 301 Congress Avenue.
              (ii) Historical operations of the hotel or resort property were adjusted to reflect the lease payments from the hotel lessee to the Company calculated on a pro forma basis by applying the rent provisions (as set forth in the lease agreements).
              (iii) The Company has a 75% interest in the partnership
                    that owns these properties.

(C)  Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with CC Real Estate Assets, assuming the acquisition occurred
     at the beginning of the period.                                                  --

(D)  Reflects the historical incremental rental income based on the lease payment from the behavioral healthcare facilities' lessee to the Company by applying the rent provisions (as set forth in the facilities lease agreement) and adjustment for depreciation based on the acquisition price associated with the Magellan transaction, assuming the assets were
     acquired at the beginning of the period.                                         --


(E)  Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with all properties acquired in 1997, assuming the properties
     were acquired at the beginning of the period.                                    --

              PROPERTY                                          ACQUISITION DATE
              --------                                          ----------------
              Greenway II office property                            1/17/97
              TCC                                                    2/28/97
              Three Denver office properties                         2/28/97


(F) Increase reflects the incremental interest income associated with the following, assuming all had occurred at the beginning of the period.

              CC Notes  ($55,500 @ 10%) = $5,550
              Crescent Operating Note Receivable ($25,697 @ 12%) = $3,083         $  8,633
                                                                                  ========

(G)  Reflects the elimination of historical ground lessee's expense, as a result of the Company acquiring the land underlying TCC, assuming TCC was
     acquired at the beginning of the period.                                     $ (1,700)
                                                                                  ========

(H)  Decrease as a result of the elimination of third party property management fees which terminated subsequent to acquisition of certain of the
     properties.                                                                  $   (452)
                                                                                  ========

(I)  Increase reflects the estimated incremental general and administrative costs associated with the increase in personnel due to numerous
     acquisitions in 1996 and 1997.                                               $  2,326
                                                                                  ========

(J) Net increase as a result of interest costs for long and short-term financing, net of repayment with proceeds of the Offerings and the October
     1996 Offerings, assuming the borrowings to finance property acquisitions and the assumption of debt and repayment, had all occurred at the beginning of the period.

              Credit Facility -         $  329,700 @  7.00% =       $ 23,079
              Short Term Borrowings -      160,000 @  7.75% =         12,400
              LaSalle Note I -             239,000 @  7.83% =         18,714
              LaSalle Note II -            161,000 @  7.79% =         12,542
              Cigna -                       63,500 @  7.47% =          4,743
              LaSalle Note III -           115,000 @  7.57% =          8,706
              Nomura Funding VI Note -       8,772 @ 10.07% =            883
              Northwestern Loan -           26,000 @  7.66% =          1,992
              Woodlands Note -              12,338 @ 8.875% =          1,095
              TCB Construction Loan -        3,157 @  7.14% =            225
                                        ----------                  --------

                 Total Annual Amount    $1,118,467                  $ 84,379
                 Less: Capitalized interest                           (1,102)
                       Historical interest expense                   (42,926)
                                                                    --------
                                                                                  $ 40,351
                                                                                  ========

(K)  Reflects adjustment needed to reflect minority partners' weighted average
     12.05% interest in the net income of the Operating Partnership less joint venture minority interests assuming completion of the Offerings and the
     October 1996 Offerings at the beginning of the period.                       $ (4,941)
                                                                                  ========

(L)  Reflects net income per share based on 96,955,184 weighted average shares of Common Stock assumed to be outstanding during the year ended December
     31, 1996.                                                                        --

                                EXHIBIT INDEX



EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBIT
-------                    ----------------------
23.01       Consent of Arthur Andersen LLP, Independent Public Accountants,
            dated July 1, 1997 (filed herewith).